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                        DAVENPORT MANAGEMENT CORPORATION
                        1127 High Ridge Road, Suite 128
                               Stamford, CT 06905

                                              January 15, 1998

TO:  UNITHOLDERS OF PRIME MOTOR INNS LIMITED PARTNERSHIP

     Re:  Future of the Partnership/Proposals for New Management
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Dear Unitholder:

     This is to remind you that a very important meeting of Unitholders will be held on January 29, 1998, in Secaucus, New Jersey, to vote on our proposals to replace the Partnership's General Partner with new management. You should have already received in the mail a Proxy Statement from us which describes our proposals, together with a GOLD proxy card and return envelope.

     We strongly urge you to vote FOR each of our proposals.  Your vote is
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extremely important.  Please complete, sign, date and return promptly the
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enclosed GOLD Proxy Card, no matter how many units you own.  If you did not receive the Proxy Statement, or if you otherwise require any additional information or assistance, please contact Regan & Associates, 15 Park Row, New York, NY 10038, tel. number (800) 737-3426. FAILURE TO VOTE IS A "NO" VOTE!!!

 .    The current financial difficulties of the Partnership, including negative
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     net worth and years of financial losses, have all occurred under the
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     existing General Partner.
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 .    The General Partner has been unable to develop and present any credible
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     business strategies to recover the lost value of the Partnership's units
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     and assets, or to refinance the existing onerous debt burden, which if refinanced under current interest rates could lead to substantial savings.

 .    As has been spelled out repeatedly in the Partnership's SEC filings, the
     Partnership runs the real and imminent risk of losing the "Holiday Inn" franchise on a number of Inns (including six that the Partnership believes should be retained).

 .    The General Partner's only public response to these substantial challenges has been to announce a sale of the Partnership's assets at a price which in our view does not reflect the long-term value of the assets. Unable to turn around a troubled situation, the General Partner has, based on its few public statements on these matters, privately negotiated a "fire sale" on
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     terms which benefit the General Partner, certain of its key employees, and, in fact, just about everybody except the Unitholders.

 .    Davenport Management has developed a credible and workable turnaround
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     strategy, described in the Proxy Statement, which is intended to take
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     advantage of the current favorable interest rate environment for refinancing the existing debt and the current strong market for hotels. WE BELIEVE DAVENPORT DESERVES YOUR SUPPORT IN REPLACING THE EXISTING GENERAL PARTNER.

     Make your voice heard.  Vote FOR the proposals in our Proxy Statement by
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completing and returning the enclosed GOLD Proxy Card AS SOON AS POSSIBLE.
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                                              Sincerely yours,

                                              DAVENPORT MANAGEMENT CORPORATION